EXHIBIT 21.1



Subsidiaries of St. Joseph, Inc.



1. Staf*Tek Services, Inc., an Oklahoma corporation, sometimes doing business as Staf*Tek. Staf*Tek is a wholly-owned subsidiary.

2. Staf*Med Global, Inc., a Texas corporation. Staf*Med is a wholly-owned subsidiary.